Exhibit 99.1

IESI Corporation
2301 Eagle Parkway, Suite 200
Ft. Worth, TX 76177
Phone No. 817-632-4000
Fax No. 817-662-4542

Contact:
Thomas J. Cowee
Senior VP and Chief Financial Officer
817-632-4005
tjcowee@iesi.com

IESI CORPORATION ANNOUNCES RECEIPT OF CONSENTS RELATING TO ITS
10¼% SENIOR SUBORDINATED NOTES DUE 2012

Fort Worth, TX—December 10, 2004—IESI Corporation (“IESI” or the “Company”) announced today that, as of 5:00 p.m., New York City time, today (the “Consent Time”), it had received tenders and consents from holders of $147,336,000 aggregate principal amount of its 10¼% Senior Subordinated Notes due 2012 (CUSIP No. 44950GAB8) (the “Notes”), which amount represents 98.224% of the outstanding principal amount of the Notes, in connection with the Company’s previously announced cash tender offer and consent solicitation for the Notes.  The percentage of consents received exceeds the requisite consents required to amend the indenture governing the Notes.

The consents were delivered and the Notes were tendered pursuant to an Offer to Purchase and Consent Solicitation Statement dated November 29, 2004 (the “Offer to Purchase”), which more fully sets forth the terms and conditions of the tender offer and consent solicitation.  Notes tendered at or prior to the Consent Time may no longer be withdrawn and the related consents may not be revoked.  IESI and the trustee under the indenture intend to promptly execute and deliver a supplemental indenture containing the proposed amendments described in the Offer to Purchase, which eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture.  The amendments will not become operative, however, unless and until IESI accepts the Notes for payment in accordance with the terms and subject to the conditions set forth in the Offer to Purchase.  If the amendments become operative, any Notes that remain outstanding will be subject to the terms of the indenture as modified by the supplemental indenture.

A consent payment of $20 per $1,000 principal amount of the Notes (the “Consent Payment”) will be paid to holders of Notes who validly tendered and did not withdraw such Notes prior to the Consent Time, if and only if IESI accepts for payment Notes tendered in the tender offer.  IESI will also pay the Consent Payment to holders whose valid tenders are received after the Consent Time, but prior to the expiration of the tender offer, if and only if IESI accepts for payment Notes tendered in the tender offer.  The tender offer will expire at 5:00 p.m., New York City time, on January 7, 2005, unless extended by IESI.

The consummation of the tender offer is conditioned on, among other things, the closing of the Company’s previously announced merger, as described in more detail in the Offer to Purchase.

Credit Suisse First Boston LLC is the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, at (800) 607-0088 (U.S. toll-free) or by email at iesi.info@morrowco.com.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (U.S. toll-free) or (212) 538-0652.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes.  The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase and related transmittal documents.

IESI is one of the leading regional, non-hazardous solid waste management companies in the United States and has grown rapidly through a combination of strategic acquisitions and internal growth.  IESI provides collection, transfer, disposal and recycling services to 272 communities, including more than 560,000 residential customers and 56,000 commercial and industrial customers, in nine states.

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe IESI’s objectives, plans or goals are also forward-looking statements.  These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  IESI urges you to carefully consider the factors and related information set forth in IESI’s filings with the Securities and Exchange Commission.  The forward-looking statements contained herein are made only as of the date of this press release and IESI undertakes no obligation to publicly update the forward-looking statements to reflect new information, subsequent events or otherwise.